Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on February 8, 2023

Registration Statement No. 333-261801-04

ABS: $1.5+B GMALT 2023-1 (Prime Auto Lease) - Pricing Details

Joint-Bookrunners: Wells Fargo (struc), BMO, BNP, SMBC, and Societe Generale

Co-Managers: Barclays, Loop Capital Markets, Mizuho, TD

CLS	TOTAL(MM)	WAL	S&P/Fitch*	BENCH	SPD	YLD%	CPN%	$PRICE

A-1	225.060	0.29	A-1+/F1+	I-Cur	+20	4.948	4.948	100.00000
A-2-A	427.000	1.09	AAA/AAA	I-Cur	+53	5.336	5.270	99.99183
A-2-B	125.000	1.09	AAA/AAA	SOFR30A	+55			100.00000
A-3	488.000	1.92	AAA/AAA	I-Cur	+76	5.225	5.160	99.98346
A-4	94.270	2.37	AAA/AAA	I-Cur	+91	5.220	5.160	99.99069
B	72.900	2.48	AA/AA	I-Cur	+130	5.574	5.510	99.99902
C	67.900	2.60	A/A	I-Cur	+160	5.834	5.760	99.98939
D	41.900	**RETAINED**

* Minimum expected ratings

-TRANSACTION DETAILS-

Offered Size :	$1,500,130,000
Min Denoms:	$1k x $1k
Registration :	SEC Registered
ERISA Eligible :	Yes
Expected Settlement :	2/16/2023
First Payment :	3/20/2023
Expected Ratings :	S&P/Fitch
Bloomberg Ticker :	GMALT 2023-1
Risk Retention :	US
B&D:	Wells Fargo

-MARKETING MATERIALS-

Preliminary Prospectus, FWP, CDI: Attached

Intex: Dealname: wsgmal2301 | Password: 7KVJ

DealRoadshow: https://dealroadshow.com

Password (Case Sensitive): GMALT20231

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Wells Fargo Securities, LLC by calling 1-800-326-5897.